UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): July 23, 2003



                               ATLAS MINERALS INC.
                               -------------------
             (Exact name of registrant as specified in its charter)



        COLORADO                       1-02714                   84-1533604
----------------------------    ----------------------        ---------------
(State or other jurisdiction         (Commission               (IRS Employer
    of incorporation)                File Number)            Identification No.)




         10920 West Alameda Avenue, Suite 205, Lakewood, Colorado 80226
          ------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (303) 292-1299



--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)



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ITEM 2:  ACQUISITION OR DISPOSITION OF ASSETS

     On July 23, 2003, Atlas Minerals Inc., a Colorado corporation ("AMI"), through a wholly owned subsidiary, Atlas Precious Metals Inc., a Nevada corporation, ("APMI" or the "Company") consummated the transactions contemplated under a definitive Amended Agreement and Plan of Merger dated as of June 30, 2003, (the "Agreement") between the Company and Western Gold Resources, Inc., a Florida corporation, ("WGR" or "Seller"), pursuant to which WGR was merged with and into the Company, with the Company remaining as the surviving entity (the "Merger"). Prior to consummation of the Merger, WGR's primary asset was the Estrades polymetallic mine located approximately 120 miles northwest of Val-d'Or in northwestern Quebec (the "Property"). AMI had originally been granted an option to acquire WGR, and, as a result, the Property, under the terms of an option agreement executed and entered into by AMI and WGR (the "Option Agreement"). In January 2003, AMI assigned all of its rights under the Option Agreement to APMI in anticipation of a possible future corporate restructuring.

     As a result of the Merger, the Company acquired all of the assets and liabilities of WGR, including, but not limited to, the Property, cash on hand of $398,172.00, inventories, accounts receivable and payable, furniture, fixtures, machinery and equipment and other tangible property, all leasehold improvements and fixtures, prepaid expenses, contracts, licenses and permits, development assets and intangible assets.

     In consideration of the shares of WGR, the Company paid the sum of $23,750 in cash, together with the Merger Consideration, as defined in the Agreement. The Merger Consideration consisted of:

          (i) 17,399,640 shares of Company common stock (1.2 Company shares for each of the 14,499,700 shares of Seller); and

          (ii) a promissory note ("Note 1") payable to Harold R. and Eileen A. Shipes (the "Shipes'") in the amount of $64,431.18 that was given to the Shipes' to evidence certain repayment obligations for shareholder loans to Seller ("Debt Repayment"). Note 1 is repayable over a period of 7 months, without interest, in six installments of $10,000.00 and one final installment of $4,431.18. Note 1 contains an acceleration clause that will cause Note 1 to become immediately due and payable upon the occurrence of a "Change in Control" of the Company, as that term is defined in Note 1.

     In addition to the foregoing, under the terms of the Agreement the Company and the Shipes' entered into a separate agreement (the "Repurchase Agreement") regarding the repurchase of 2,400,000 shares of Company common stock (the "Repurchase Shares") from the Shipes'. The Repurchase Shares were acquired by the Shipes', both of whom were former shareholders of WGR, in conjunction with the Merger. As consideration for the Repurchase Shares, the Company delivered its promissory note ("Note 2") payable to the Shipes' in the amount of $1,135,568.82. Note 2 is repayable, without interest, as follows:



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     (a)  On January 1, 2004 the  Company  shall pay to the  Shipes'  the sum of
          $5,568.82.

     (b) Commencing February 1, 2004, and on the first day of each month thereafter through and including June 1, 2013, the Company shall pay to the Shipes' monthly installments of $10,000.00.

     (c) If not sooner paid, the entire principal amount of Note 2, without interest, shall be due and payable on June 1, 2013.

     The Repurchase Shares will be held by the Company as treasury stock and have been pledged as collateral to secure the Company's repayment obligation under Note 2. Note 2 contains an acceleration clause that will cause Note 2 to become immediately due and payable upon the occurrence of a "Change in Control" of the Company, as that term is defined in Note 2.

     Following consummation of the Merger, the Company had a total of 20,964,743 shares of common stock issued and outstanding. Of the 20,964,743 issued and outstanding shares of Company common stock, AMI owns 5,965,103, or approximately 28%. The remaining 14,999,640 issued and outstanding shares of Company common stock, or approximately 72%, are owned by the former shareholders of WGR. Additionally, following consummation of the Merger, Mr. Shipes, who is CEO of AMI and was CEO and President of WGR, became CEO and President of the Company.

     It is anticipated that the Company will conduct the majority of its day-to-day activities from its Tucson, Arizona office. As part of those continuing operations, the Shipes' have agreed to continue in the employ of the Company for a period of ten years at no base salary. Under the terms of their employment agreements, the Shipes' will be entitled to participate in any benefit plans offered by the Company to its employees.

ITEM 7:  FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements

     Pursuant to Item 7(a)(4), the Registrant declares that it is impracticable to provide the required audited financial statements relative to the acquired business at the time of this Report. Such audited financial statements required by Item 7(a) shall be filed not later than sixty (60) days after the filing of this Current Report on Form 8-K.

     (b)  Pro Forma Financial Information

     Pursuant to Item 7(b) and Item 7(a)(4), the Registrant declares it is impracticable to provide the required pro forma financial information relative to the acquired business at the time of this Report. Such pro forma financial information required by Item 7(b) shall be filed not later than sixty (60) days after the filing of this Current Report on Form 8-K.



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     (c)  Exhibits

Item     Title
----     -----

1.1      Amended Agreement and Plan of Merger dated as of June 30, 2003.
1.2      Repurchase Agreement dated as of June 30, 2003.
1.3      Employment Agreement of Harold R. Shipes.
1.4      Employment Agreement of Eileen A. Shipes.
1.5 Promissory Note made payable to Harold R. Shipes and Eileen A. Shipes in the original principal amount of $64,431.18.
1.6 Promissory Note made payable to Harold R. Shipes and Eileen A. Shipes in the original principal amount of $1,135,568.82.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            ATLAS MINERALS, INC.



Dated:      August 5, 2003                  By:   /s/ Gary E. Davis
         ----------------------                   ------------------------------
                                                  Gary E. Davis, President